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                                                                 EXHIBIT 99.F-1

                      Letterhead of Keleher & McLeod, P.A.

                               January 23, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re:  PNM Resources, Inc. and Public Service Company of New
         Mexico's Acquisition of Securities of an Electric Utility Company, File 070-[___]

Dear Sir or Madam:

    We have acted as New Mexico counsel to PNM Resources, Inc., a New Mexico corporation ("PNM Resources"), and Public Service Company of New Mexico, a New Mexico corporation ("PNM"; together with PNM Resources, the "Applicants"), with respect to the application (the "Application") on Form U-1 to the Securities and Exchange Commission (the "Commission") in File No. 070-[___]. We are furnishing this opinion to you in connection with the Application and consent to its use as an exhibit to the Application.

    DCC Project Finance Two, Inc., a Delaware corporation and wholly owned subsidiary of Dana Commercial Credit Corporation, a Delaware corporation, has a 60% ownership interest in the Eastern Interconnection Project (the "EIP"). PNM leases DCC Project Finance Two, Inc.'s 60% interest in the EIP in a leveraged lease transaction. In the Application, the Applicants seek authority under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), to purchase 100% of the issued and outstanding stock of DCC Project Finance Two, Inc.

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    We are familiar with the nature and character of the transaction proposed in the Application. We are members of the bar of the State of New Mexico, the state in which PNM Resources and PNM are incorporated.

    In connection with this opinion, we have examined or caused to be examined the Application and the various exhibits thereto, the minutes of various meetings of the Boards of Directors of the Applicants, applicable state law, the articles of incorporation and bylaws of the Applicants and such other documents as we deemed necessary for the purpose of this opinion.

    In our examination of the documents referred to above, we have assumed
(i) the genuineness of the signatures not witnessed, the authenticity of documents submitted to us as originals, and the conformity to originals of documents submitted to us as copies; and (ii) the legal capacity of all natural persons executing such documents.

    Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, we are of the opinion that, in the event the transaction proposed in the Application is consummated in accordance with the Application:

        (a) all laws of the State of New Mexico applicable to the proposed transaction will have been complied with;

        (b) the Applicants are each duly incorporated under the laws of the State of New Mexico;

        (c) the Applicants each will legally acquire any securities or assets subject to this Application; and

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        (d)  the consummation of the transaction proposed in the Application will not violate the legal rights of the holder of any securities issued by the Applicants or by any "associate company", as defined in the 1935 Act, thereof.


    The opinions expressed above are subject to the following assumptions and conditions:

        (a) The transaction proposed in the Application will be authorized by the Commission. The Commission will duly enter an appropriate order or orders with respect to the transaction proposed in the Application, granting and permitting the Application to become effective under the 1935 Act and the rules and regulations thereunder and the transaction will be consummated in accordance with the Application.

        (b) The transaction proposed in the Application will be duly authorized and approved, to the extent required by the governing documents and applicable federal and state laws, by the boards of directors of the Applicants, and such authorizations and approvals remain in full force and effect.

        (c) All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the transaction proposed in the Application will be obtained or made, as the case may be,

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             and remain in effect (including the approval and authorization of the Commission under the 1935 Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the rules and regulations thereunder, and the New Mexico Public Regulation Commission under the applicable laws of the State of New Mexico), and the transaction will be accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

        (d) No act or event other than as described herein shall have occurred subsequent to the date hereof that would change the opinions expressed herein.

        (e) The transaction will be consummated as described in the Application or with such changes as we have approved, and all legal matters incident thereto will be satisfactory to us.

    The opinions expressed herein are based upon the law in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or in any other manner, or otherwise to notify you of any changes in law or fact relevant to the opinions expressed herein. This opinion letter is rendered solely for your benefit in connection with the transaction described above, and this opinion letter is not to be used, circulated, quoted, or otherwise referred to for any other purpose.

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                                       Very truly yours,

                                       KELEHER & McLEOD, P.A.



                                       By: /s/ Charles L. Moore
                                           --------------------
                                               Charles L. Moore


























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